Exhibit (a)(5)(iii)

CONFIDENTIAL

Project Phoenix
Scenario 1: Cash-Out Recap

($s & shares in millions except per share)
12:17 PM

Key Assumptions

Projected mid-year cash balance (1)	$	23.2
Minimum cash balance (2)		7.0
Transaction expenses		3.0
Recent share price (3)		0.25
Elimination of public company costs (2)		2.4

Cash Available for Share Purchase

Projected mid-year cash balance	$	23.2
Less: minimum cash balance (4)		7.0
Cash available for share purchase	**$**	**16.2**

Calculation of Unaffiliated Shares

	Shares	%	
Total common stock (5)	17.6	100.0%	
Less: Highland Capital shares	8.4	48.0%	(6)
Less: Management shares	0.2	1.1%	
Total unaffiliated shares	**8.9**	**50.9%**	

Transaction Feasibility Over Range of Premia

Assumed purchase price	$	0.667
Recent share price		0.25
Implied premium (8)		***167%***
Total shares to purchase		9.7
x assumed purchase price	$	0.667
Cash required for share purchase		6.5
Add: transaction expenses		3.0
Transaction cash required	**$**	**9.5**
Estimated cash available	$	16.2
Less: transaction cash required		(9.5)
Excess cash above minimum cash balance	**$**	**6.7**
Total unaffiliated shares		8.9
Add: management shares		0.2
Add: dilutive impact of options and warrants (7)		0.6
Total shares to purchase		**9.7**

Highland Post-Transaction Balance Sheet Cash

Minimum cash balance	$	7.0
Add: excess cash after recapitalization		6.7
Add: elimination of public company costs		2.4
Post-transaction Highland Capital cash (9)	**$**	**16.1**

(1) Estimated cash balance on June 30, 2009 per Phoenix management; assumes no cash contribution by Highland Capital.
(2) Management estimate.
(3) Five-day trailing VWAP as of June 29, 2009.
(4) Management estimate of minimum cash balance to fund working capital needs, interest payments, and other cash disbursements.
(5) As of March 31, 2009 per 10-Q.
(6) Per Company's 10-K filing.
(7) Calculated to adjust dilutive impact of options and warrants; assumes cancellation of all out-of-the-money options at close.
(8) Premium to five-day trailing VWAP of $0.25 as of June 29, 2009.
(9) Post-transaction cash available to Highland.

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CONFIDENTIAL
Project Phoenix As-Exercised Shares Calculation of As- Exercised Shares: Treasury Stock Calculation (1) 1991 Option Plan Tranche 1 2 3 4 5 6 Options outstanding (2) 200,000 220,000 415,000 525,000 450,000 496,000 Weighted average exercise price/share $0.56 $0.18 $0.22 $1.02 $1.64 $1.63 Equity value of options 112,000 39,600 91,300 535,500 738,000 808,480 Assumed purchase price (3) $0.67 $0.67 $0.67 $0.67 $0.67 $0.67 Treasury stock impact 167,856 59,349 136,833 - Total 32,144 160,651 278,167 - 1995 Option Plan Tranche 1 2 3 4 5 6 7 8 Options outstanding (2) 6,000 140,000 15,000 15,000 40,000 80,000 50,000 40,000 Weighted average exercise price/share $0.53 $0.26 $0.75 $0.15 $0.12 $1.29 $1.40 $1.12 Equity value of options 3,180 36,400 11,250 2,250 4,800 103,200 70,000 44,800 Assumed purchase price (3) $0.67 $0.67 $0.67 $0.67 $0.67 $0.67 $0.67 $0.67 Treasury stock impact 4,766 54,553 3,372 — 7,194 - Total 1,234 85,447 11,628 — 32,806 - Total dilutive impact of options and warrants 602,077 (1) Includes all option tranches with weighted average strike price less than $2.00. (2) Company proxy: May 5, 2009. (3) Assumed purchase price per share used for illustrative purposes only. Page 2